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                                                                       EXHIBIT 5

                            [KUTAK ROCK LETTERHEAD]


                                 June 26, 1998


Board of Directors
The Peoples BancTrust Company, Inc.
310 Broad Street
Selma, Alabama  36701

     Re:  Registration Statement on Form S-4

Gentlemen:

     You have requested our opinion as special counsel to The Peoples BancTrust Company, Inc. (the "Registrant") in connection with a Registration Statement filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-4 (the "Registration Statement"). The Registration Statement relates to shares of the Registrant's common stock, par value $.10 per share (the "Common Stock"), to be issued in connection with the merger of Elmore County Bancshares, Inc. with and into the Registrant (the "Merger").

     In rendering this opinion, we understand that the Common Stock will be issued in the Merger as described in the Joint Proxy Statement/Prospectus, which is a part of the Registration Statement. We have examined such corporate records, certificates of public officials, officers' certificates and the other documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, upon issuance pursuant to the Merger, be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Joint Proxy Statement/Prospectus under the heading "Legal Matters."

                                            Very truly yours,



                                            /s/ KUTAK ROCK